April 7, 2011

John Bibb
17834 Salado Draw
San Antonio, Texas 78258

Dear John,

On behalf of KCI, it is a pleasure to confirm the promotion we recently discussed. The specific terms and conditions of your new position will be as follows:

Position Title:                Senior Vice President, General Counsel
Employment Status:             Regular Full-Time, Exempt

Annual Base Salary:	$340,000. ($14,166.66 paid semi-monthly, less all required withholdings and authorized deductions; this base salary increase is effective as of
April 7, 2011)
Immediate Supervisor:         Catherine Burzik, President & CEO
Location:                 8023 Vantage Drive
                San Antonio, TX 78230
Effective Date of Promotion:         April 7, 2011
In addition to your base salary, you will be eligible for an incentive bonus opportunity with a target bonus value equal to 60% of your annual base salary as part of the Annual Incentive Bonus (AIB) program. AIB awards will be determined based on both individual and corporate performance in the sole discretion of KCI and are made pursuant to Annual Incentive Bonus Guidelines adopted by the Compensation Committee. This is a discretionary incentive award, subject to change or termination at KCI’s sole discretion. Any bonus awarded to you will be paid no later than March 15 of the year following the year to which such bonus relates.

As of April 7, 2011, in connection with your promotion to the Executive Committee of KCI, the Compensation Committee of the Board of Directors has approved and authorized the issuance of an equity award to you under KCI’s 2008 Omnibus Stock Incentive Plan (the “Equity Plan”).  The equity award has been approved at a target value of $550,000.  Due to the timing of your promotion and certain projects of which you are aware, the equity award will not be issued to you on your promotion date.  However, within 90 days of April 7, 2011, the Company will issue the equity award to you at the appropriate time upon the advice of legal counsel.  If the Company is unable to issue the award to you by the expiration of the 90 days, you shall have the option to receive the value of the award ($550,000) in cash (such cash award, the “Alternative Award”).  In the event of an intervening Change in Control of KCI (as defined in the Equity Plan), you shall be paid the Alternative Award in cash upon the consummation of the Change in Control, provided your employment with the Company has not been terminated prior to the date of the Change in Control (other than a Qualifying Termination as such term is defined in the Executive Retention Agreement).  The specific terms of the equity award when made, including without limitation, as applicable, the mix of options and restricted stock units and the number of shares subject to the award, will be calculated consistent with the Company’s Black-Scholes methodology and contain such other terms and conditions as are consistent with awards made to executive committee members.

Your position is also eligible for consideration for future annual grants. All equity grant recommendations are subject to CEO and Board of Directors approval, all grants are governed by the Equity Plan, which is subject to change, and any additional terms and conditions will be set forth in a definitive award agreement.

As SVP, General Counsel, you will be a member of KCI’s Executive Committee and designated a Section 16 reporting officer pursuant to Section 16 of the Securities Exchange Act of 1934.

As an Executive Committee member, you will be entitled to tax planning assistance (up to $5,000 annually) and an executive physical exam (up to $2,000 annually).

You will be asked to sign the attached Executive Retention Agreement which generally provides that in the event your employment is terminated by KCI other than for Cause (as that term is defined in the Executive Retention Agreement), you will receive a severance payment equal to one years’ base salary and one year’s bonus (or two years’ base salary and two years’ bonus if your termination other than for cause is within 24 months of a change in-control).

As a senior leader of KCI, you will not be provided a specific vacation benefit. We would anticipate that you would take approximately four weeks of vacation a year, but you will accrue no vacation balances and no vacation balances will be banked or paid out. This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of KCI.

Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.

The terms and conditions of this letter are governed by the laws of the State of Texas, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

If you find the above terms and conditions of your promotion acceptable, please sign below and return the original to me, with a copy of this signature page to me at 210-255-6033.

[Signature page follows.]

John, I am pleased to offer this promotion opportunity to you and look forward to a mutually prosperous working relationship.

Sincerely,

Catherine M. Burzik,
President and CEO
Kinetic Concepts, Inc.

UNDERSTOOD AND AGREED:

/s/ John Bibb    ______________
Name            Date